CPI Aerostructures, Inc. 8-K/A

 Exhibit 99.3

CPI Aerostructures, Inc. and Subsidiary

Pro Forma Condensed Combined Balance Sheet

September 30, 2018

(Unaudited)

CPI Aerostructures, Inc. (the “Company” or “CPI”) entered into a Stock Purchase Agreement, dated as of March 21, 2018 (the “Agreement”) between the Company and Air Industries Group (“Seller”), as amended. The Agreement provided, among other things, for the purchase by the Company from Seller all of the shares (the “Shares”) of Welding Metallurgy, Inc. (“WMI”), a wholly owned subsidiary of Seller (the “Acquisition”).

On December 27, 2018, CPI filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Initial 8-K”) to disclose that it had completed the acquisition on December 20, 2018.

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical financial statements and WMI’s historical financial statements as adjusted to give effect to the December 20, 2018 acquisition. The unaudited pro forma condensed combined financial statements of operations for the nine months ended September 30, 2018 give to the transaction as if it had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to the transactions as if they had occurred on September 30, 2018.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-QA, and WMI’s historical information incorporated by reference to this Current Report on Form 8-K/A.

	CPI	WMI	Proforma		Proforma
ASSETS	Historical	Historical	Adjustments		Combined
Current Assets:
Cash	$828,594	$533,710	(2)	$(533,710)	$828,596
			(1)	7,872,871
			(2)	(7,872,869)
Restricted Cash			(2)	2,000,000	2,000,000
Accounts receivable, net	6,364,186	1,878,998			8,243,184
Contract assets	113,167,705				113,167,705
Inventory		9,014,615	(2)A	(3,326,597)	5,688,018
Prepaid expenses and other current assets	2,330,830	53,537			11,345,445

Total current assets	122,691,315	11,480,860		(1,860,305)	132,311,870

Property and equipment, net	2,696,344	753,922	(2)A	(753,922)	2,696,344
Deferred income taxes, net	685,318				685,318
Due to WMI		1,509,520	(2)	(1,509,520)	0
Other assets	286,527	1,425,730			1,712,257
Total Assets	$126,359,504	$15,170,032		$(4,123,747)	$137,405,789

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,431,232	$1,073,416			$11,504,648
Accrued expenses	1,262,373				1,262,373
Contract liabilities	464,823				464,823
Current portion of long-term debt	2,435,559				2,435,559
Line of credit	27,538,685				27,538,685

Total current liabilities	42,132,672	1,073,416		—	43,206,088

Long-term debt, net of current portion	5,667,915				5,667,915
Due to WMI		19,473,046	(2)	(19,473,046)	0
Deferred Revenue		2,100,000			2,100,000
Other liabilities	548,815	153,127	(2)	(153,127)	548,815

Total Liabilities	48,349,402	22,799,589		(19,626,173)	51,522,818

Shareholders’ Equity:
Common stock	8,950		(1)	1,332	10,282
Additional paid-in capital	54,352,614	1,772,287	(2)	(1,772,287)	62,224,151
			(1)	7,871,537
Retained earnings	23,648,538	(9,401,844)	(2)	9,401,844	23,648,538
Total Shareholders’ Equity	78,010,102	(7,629,557)		15,502,426	85,882,971
Total Liabilities and Shareholders’ Equity	$126,359,504	$15,170,032		$(4,123,747)	$137,405,789

CPI Aerostructures, Inc. and Subsidiary

Pro Forma Condensed Combined Income Statement

For the nine months ended September 30, 2018

(Unaudited)

	CPI Historical	WMI Historical	Proforma Adjustments		Proforma Combined
Revenue	$57,470,163	$11,396,000		$—	$68,866,163
Cost of revenue	44,964,256	9,370,000		—	54,334,256
Gross profit	12,505,907	2,026,000		—	14,531,907

Selling, general and administrative expenses	7,192,159	1,290,000	(3)	(244,000)	8,238,159
Income from operations	5,313,748	736,000		244,000	6,293,748
Interest expense	1,438,862	74,000	(3)	(80,000)	1,432,862

Income before provision for income taxes	3,874,886	662,000		324,000	4,860,886

Provision for income taxes	775,000		(3)	65,000	840,000

Net income	$3,099,886	$662,000		$259,000	$4,020,886

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The historical financial statements have been adjusted in the unaudited proforma condensed combined financial statements to give effect to unaudited pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined financial statements of operations, expected to have a continuing impact on the combined results following the business combination.

The initial business combination between the Company and WMI was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of EWV’s assets and acquired liabilities and conformed the accounting policies of EWV to its own policies.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the transactions occurred on the dates indicated. They also may not be useful in predicting the future condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 – Pro Forma Unaudited Adjustments

(1) On October 19, 2018, the Company announced the closing of its underwritten public offering (the “Offering”) of an aggregate of 2,760,000 shares of common stock, at a public offering price of $6.25 per share.

The Company used $7,872,869 of the net proceeds of the offering for the acquisition of WMI.

The proforma adjustment reflects the issuance of 1,332,127 the offering shares necessary to complete the acquisition.

(2) The total purchase price amounted to $7,872,869, with $2,000,000 being held in escrow pending the adjustment for minimum working capital and other contingencies.

Reflects the assets, liabilities and equity of WMI that were not transferred to the Company upon the consummation of the acquisition.

(2)(A) Reflects the proforma adjustment to estimated fair value of inventory and plant and equipment upon the consummation of the acquisition.

(3) Reflects the proforma adjustment eliminating parent company charges for general expenses and interest, net of tax.